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HORIZON BANCORP
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April 26, 2017
Dear Valued Shareholders,
On March 13, 2017, we filed the proxy statement for Horizon Bancorp’s 2017 annual meeting of shareholders scheduled for May 4, 2017.  In the proxy statement, our board of directors unanimously recommends a vote “FOR” the election of four director nominees listed in the proxy statement as Proposal 1.  ISS Proxy Advisory Services (“ISS”) has, however, recommended that its clients vote “against” the election of three of the four directors, Daniel Hopp, Steven Reed and James Dworkin, solely because of a provision in our articles of incorporation stating that our bylaws can only be amended by the directors.
Under a new 2017 policy, ISS considers any restriction on bylaw amendments by shareholders to be a “material governance failure.” In its Proxy Analysis and Benchmarking Policy Voting Recommendations report on Horizon issued only days ago on April 21, 2017, ISS stated it was recommending a vote against directors Daniel Hopp, James Dworkin and Steven Reed because of this issue. We assume that ISS made such a recommendation with respect to all three of these directors since our entire Board of Directors normally considers corporate governance issues. We also note that other shareholder advisory services, such as Glass Lewis, do not have such a policy, and have recommended a vote “For” all of our director nominees.
Horizon’s articles of incorporation, which have been previously approved by the shareholders, reflect the statutory default under Indiana law, which provides that only an Indiana corporation’s board of directors may amend or repeal the corporation’s bylaws. Indiana has had this statutory default for over 80 years, since at least 1929. As a result, Horizon firmly believes that we have not diminished shareholders’ rights under Indiana state law in any way, because shareholders do not have the right under Indiana law to amend the bylaws as a statutory default.
Furthermore, there are many provisions in our bylaws that deal with various procedural and administrative matters, such as meetings of our committees and the issuance of our stock (among others), and if these provisions were amended in ways that didn’t have Horizon’s or the shareholders’ best interests in mind, it would likely be very disruptive to the operations of Horizon and effective corporate governance.
Horizon strongly believes that our board membership reflects skills, leadership, experience and diversity not typically found in a community bank of our size, and therefore, we believe not to elect any of the aforementioned directors would be significantly detrimental to Horizon and would not further good corporate governance.  I would encourage you to read our proxy statement to gain further insight into the skills and unique experiences of each director up for election.

We encourage you to vote “FOR” all directors under Proposal 1 of this year’s proxy statement for the following reasons:
1.	We firmly believe that we have not diminished shareholders’ rights under state law in any way, because shareholders do not have the right under Indiana law to amend the bylaws as a statutory default.
2.	Horizon’s directors provide a unique set of skills, experience, diversity and talent that is not commonly found in a community bank of our size.
3.
Horizon has a strong independent lead director – who is up for election – Daniel Hopp.  He is the retired General Counsel of Whirlpool Corporation, which is an experience uncommon for community bank board members.

4.	A vote against the three directors would deprive Horizon of the skill and experience necessary to maintain an effective Board
a.	Dan Hopp – Dan is Horizon’s Lead Director. He is the retired SVP, Corporate Affairs and General Counsel Whirlpool Corporation, a Fortune 500 company.
b.
Steve Reed – Partner with the accounting firm of BGBC Partners, LLP, Indianapolis, Indiana.   Steve is Horizon’s Audit Committee Chair and Financial Expert – his area of expertise is in financial forensic audits and business valuations.

c.
James Dworkin – Chancellor Emeritus Purdue University North Central with a background in Industrial Relations.  In addition, Mr. Dworkin is heavily engaged in the local not for profit organizations and has a pulse on the local community.

5.	Horizon has a meaningful stock ownership requirement for our Board and executive management team, and therefore, we believe we are aligned with shareholders’ interests.
6.
Horizon’s stock performance has historically outperformed the major market indices for ten, five and one year time periods. We believe this outstanding performance is due, in large part, to the tenured directors that ISS now suggests a negative vote against.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL FOUR DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS.
Thank you for your continued support and loyalty to Horizon.
Craig M. Dwight
Chairman and Chief Executive Officer